EXHIBIT 10.1

LETTER AGREEMENT WITH TIANJIN CREATE IT COMPANY LTD.
DATED MAY 24, 2005

China Wireless Communications, Inc.

May 24, 2005

Mr. Chun Qing (Frank) Li

President

Tianjin Create IT Company Ltd.

1006 Time Building B

ANSHANXI Road, Tianjin

Subject: Cooperation Agreement (CWLC and Create Co.)

Dear Mr. Chun Qing (Frank) Li:

We would like to make the following proposal to you regarding acquiring 51% of Create Co. It is our objective to have our two companies become a unified team and to assist Create Co. to become a premier systems integrator and information technology company in China.

China Wireless will acquire and own 51% of Create Co. for total assets of $53,839.57USD (i.e. ¥444,955RMB). China Wireless will pay Create Co. founders $25,000.00USD (i.e. ¥206,612RMB), in cash, no later than August 31, 2005 and $15,379.61 (i.e. ¥127,104RMB) on or about December 31, 2005. The effective date of this agreement will be May 27, 2005

The balance of the payment ($13,459.95USD i.e. ¥111,239RMB)) will be paid by issuing 448,665 shares of restricted (Rule 144) company stock valued at $0.03USD per share immediately upon completing the acquisition of Create Co. Additionally, Create Co. founders will not dilute the 51% ownership of China Wireless.

As China Wireless must report this transaction to the United States Securities and Exchange Commission, you agree to provide any documentation necessary to reflect and confirm this transaction.

Sincere Regards,

/s/ Pedro E. Racelis III	/s/ Michael Bowden
Pedro E. Racelis III (Pete) President & CEO	Mike Bowden COO

The above terms are agreeable and approved by Tianjin Create IT Company Ltd.

/s/ Frank Li	May 24, 2005
Mr. Chun Oing (Frank) Li	Date

Cc:	Wendy Shi
Fay Matsukage

1746 Cole Boulevard, Suite 225, Golden, Colorado 80401-3210, Office 303.277.9968, Fax 303.484.3794